Exhibit 23.1

Consent of Independent Accountant

The Board of Directors of
EXCO Resources, Inc.:

We consent to the use of our reports with respect to (i) the consolidated balance sheets of ONEOK Energy Resources Company and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholder's equity and comprehensive income, and cash flows for each of the years then ended and for the period from January 1, 2005 through September 26, 2005; and (ii) the consolidated balance sheet of TXOK Acquisition, Inc. and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholder's equity and cash flows for the period from September 16, 2005 (date of inception) through December 31, 2005 incorporated by reference herein, and to the reference to our firm under the heading 'Experts' in the registration statement. The audit report covering the December 31, 2003 consolidated financial statements of ONEOK Energy Resources Company refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

                              /s/ KPMG LLP

Tulsa, OK
January 15, 2007